Exhibit 10.8.2

R. Licht

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of December 15, 2008, between RAIT Financial Trust, a Maryland real estate investment trust, (the “Company”) and Raphael Licht (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of June 8, 2006, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder; and

WHEREAS, Section 7.6 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.

NOW, THEREFORE, the Company and the Executive hereby agree that, effective December 15, 2008, the Employment Agreement shall be amended as follows:

1. The third sentence of Section 4 of the Employment Agreement is hereby amended in its entirety, and a new sentence is hereby added after the third sentence of such Section, to read as follows:

“Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment equal to the value of his Annual Salary that would have been paid to him for the remainder of the year in which the termination occurs; (iii) without duplication of any amounts due under clauses (i) and (ii), the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment equal to the value of the highest bonus earned by the Executive in the one year period preceding the date of termination, multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iv) all outstanding unvested equity-based awards pursuant to the Plan held by the Executive shall fully vest and become immediately exercisable, as applicable, and subject to the terms of such awards; and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.16(b) below, the cash amounts payable pursuant to clauses (i), (ii) and (iii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of employment on account of death or disability.”

2. A new sentence is hereby added to the end of Section 5.1(b) of the Employment Agreement to read in its entirety as follows:

“Unless the payment is required to be delayed pursuant to Section 7.16(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.1(b).”

3. The last sentence of Section 5.2(b) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Unless the payment is required to be delayed pursuant to Section 7.16(b) below, the cash amounts payable to the Executive under this Section 5.2(b) shall be paid to the Executive within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.2(b).”

4. A new sentence is hereby added to the end of Section 5.4 of the Employment Agreement to read as follows:

“Unless the payment is required to be delayed pursuant to Section 7.16(b) below, any additional payment payable to the Executive pursuant to this Section shall be paid by the Company to the Executive within 5 days of receipt of the Company’s accountants’ determination, which such determination shall be made to the Company within 30 days of any event requiring payment to the Executive hereunder.”

5. A new Section 7.16 is hereby added to the Employment Agreement to read in its entirety as follows:

“7.16. Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

6. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

R. Licht

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

RAIT FINANCIAL TRUST

By:	/s/ Jack E. Salmon
Name:	Jack E. Salmon
Title:	Chief Financial Officer & Treasurer

EXECUTIVE

/s/ Raphael Licht
Raphael Licht

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